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                                                                     Exhibit 2.2

                                PLAN OF MERGER

                                      OF

                           CLEAN TOWEL SERVICE, INC.

                                     INTO

                     COYNE INTERNATIONAL ENTERPRISES CORP.


     1. Coyne International Enterprises Corp., which is a business corporation of the State of New York and is the owner of all of the outstanding shares of Clean Towel Service, Inc., which is a business corporation of the State of Georgia, hereby merges Clean Towel Service, Inc., into Coyne International Enterprises Corp. pursuant to the provisions of the Georgia Business Corporation Code and pursuant to the provisions of the New York Business Corporation Law.
     2. The separate existence of Clean Towel Service, Inc. shall cease at the time the merger takes effect pursuant to the provisions of the Georgia Business Corporation Code and Coyne International Enterprises Corp. shall continue its existence as the surviving corporation pursuant to the provisions of the New York Business Corporation Law.
     3. The certificate of incorporation of Coyne International Enterprises Corp. is not amended in any respect by this Plan of Merger.
     4. The issued shares of Clean Towel Service, Inc. shall not be converted or exchanged in any manner, but each said share which is issued as of the time the merger takes effect shall be

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surrendered and extinguished.

     5. Each share of Coyne International Enterprises Corp. outstanding immediately prior to the time the merger takes effect is to be an identical outstanding or treasury or unissued share of Coyne International Enterprises Corp. after the time the merger takes effect.

     6. No shares of Coyne International Enterprises Corp. and no shares, securities or obligations convertible into such shares are to be issued or delivered under this Plan of Merger.

     7. The Board of Directors and the proper officers of Coyne International Enterprises Corp. are hereby authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file and/or record any and all instruments, papers and documents which shall be or become necessary, proper or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the merger herein provided for.

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